[Company Letterhead]



February 1, 2001

Drew Resources, Inc.
#522-625 Howe Street
Vancouver, BC V6C 2B8

Ladies and Gentlemen:

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the inclusion of our report of February 1, 2000, on the Financial Statements of Drew Resources, Inc., as at December 31, 1999, in the Form 8-Ka dated February 1, 2001 of Drew Resources, Inc., filed with the U.S. Securities and Exchange Commission.

Yours truly

Amisano Hanson
/s/ Amisano Hanson